UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

AMERICAN BUILDING CONTROL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN BUILDING CONTROL, INC.

1301 Waters Ridge Drive
Lewisville, Texas 75057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2003

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of American Building Control, Inc., a Delaware corporation (the “Company”), will be held at 1301 Waters Ridge Drive, Lewisville, Texas 75057 on June 6, 2003 at 9:00 a.m., central daylight time, for the following purposes:

(1) To elect five directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified.

(2) To authorize the Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-2 and 1-for-10, inclusive, without further approval or authorization of the Company’s stockholders.

(3) To approve an amendment to the Company’s By-Laws, Article II, Section 4, to increase the ownership percentage required to call a special stockholders meeting from 10% to 25% of the voting power represented by all shares issued, outstanding and entitled to be voted at a proposed special stockholders meeting.

(4) To approve the appointment of Grant Thornton LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.

(5) To transact such other business as may properly come before the Meeting or any adjournments thereof.

      The close of business on April 21, 2003 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof. For a period of at least ten days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting shall be open to the examination of any stockholder during ordinary business hours at the offices of the Company at 1301 Waters Ridge Drive, Lewisville, Texas 75057. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

      STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. BY MAILING A PROXY A STOCKHOLDER IS NOT PREVENTED FROM ATTENDING THE MEETING AND VOTING IN PERSON.

By Order of the Board of Directors,

Chris T. Sharng
Senior Vice President, Chief Financial Officer & Secretary

Lewisville, Texas

May 22, 2003

PROPOSAL ONE TO ELECT FIVE DIRECTORS
PROPOSAL TWO
PROPOSAL THREE TO APPROVE AN AMENDMENT TO THE BY-LAWS TO INCREASE THE OWNERSHIP PERCENTAGE REQUIRED TO CALL A SPECIAL STOCKHOLDERS MEETING
PROPOSAL FOUR TO APPROVE THE APPOINTMENT OF GRANT THORNTON AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003
PROPOSAL FIVE OTHER BUSINESS
OTHER INFORMATION
THE AUDIT COMMITTEE Audit Committee Report
THE COMPENSATION COMMITTEE Compensation Committee Report on Executive Compensation
EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
STOCK PRICE PERFORMANCE GRAPH
Comparison of Five-Year Cumulative Total Returns Performance Graph for American Building Control, Inc.
OTHER COMPANY MATTERS
FORM OF CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF AMERICAN BUILDING CONTROL, INC.
ARTICLE ONE
ARTICLE TWO
ARTICLE THREE
AMENDMENT TO BY-LAWS OF AMERICAN BUILDING CONTROL, INC.
EXHIBIT C

AMERICAN BUILDING CONTROL, INC.

1301 Waters Ridge Drive
Lewisville, Texas 75057

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2003

General

      This Proxy Statement and the accompanying proxy are first being mailed on or about May 22, 2003 to the stockholders (the “Stockholders”) of American Building Control, Inc., a Delaware corporation (the “Company”), by the Company’s Board of Directors (the “Board”) to solicit proxies (the “Proxies”) for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 1301 Waters Ridge Drive, Lewisville, Texas 75057 on June 6, 2003 at 9:00 a.m., central daylight time, or at such other time and place to which the Meeting may be adjourned.

      The purpose of the Meeting is to consider and act upon (i) the election of five directors; (ii) the authorization of the Board to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”) (the form of such amendment is attached to this Proxy Statement as Exhibit A); (iii) the amendment to Article II, Section 4 of the By-Laws to increase the ownership percentage required to call a special stockholders meeting from 10% to 25% of the voting power represented by all shares issued, outstanding and entitled to be voted at a proposed special stockholders meeting (the form of such amendment is attached to this Proxy Statement as Exhibit B); (iv) the approval of independent certified public accountants; and (v) such other matters as may properly come before the Meeting or any adjournment thereof.

Voting of Proxy

      All shares represented by valid Proxies, unless the Stockholder otherwise specifies, will be voted (i) “FOR” the election of the five persons named under “Election of Directors;” (ii) “FOR” the authorization of the Board to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock; (iii) “FOR” the amendment to Article II, Section 4 of the By-Laws to increase the ownership percentage required to call a special stockholders meeting from 10% to 25% of the voting power represented by all shares issued, outstanding and entitled to be voted at a proposed special stockholders meeting; (iv) “FOR” the appointment of Grant Thornton LLP (“Grant Thornton”) as the independent auditors of the Company for the fiscal year ending December 31, 2003; and (v) at the discretion of the Proxy holders with regard to any other matters that may properly come before the Meeting or any adjournment thereof. Where a Stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

      The Proxy may be revoked at any time by providing written notice of such revocation to the person named as proxy, by voting in person at the Meeting or by executing a Proxy bearing a later date.

Solicitation

      All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telegraph or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

Record Date and Voting Securities

      The record date for determining the Stockholders entitled to vote at the Meeting is the close of business on April 21, 2003 (the “Record Date”), at which time the Company had issued and outstanding 14,204,071 shares of Common Stock, and 195,351 shares of the Company’s Series A 12% Cumulative Convertible Preferred Stock, par value $5.00 per share (“Series A Preferred Stock”) (the outstanding shares of Common Stock and Series A Preferred Stock are collectively referred to herein as the “Voting Shares”). The Voting Shares constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting.

Quorum and Voting

      The presence, in person or by Proxy, of the holders of Voting Shares holding a majority of the votes entitled to be cast is necessary to constitute a quorum at the Meeting. Votes withheld, abstentions and broker non-votes shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting. Each holder of Common Stock is entitled to one vote per share of Common Stock. Each holder of Series A Preferred Stock is entitled to 16.667 votes per share of Series A Preferred Stock so that the 195,351 shares of the Series A Preferred Stock represent 3,255,915 votes on all matters submitted to the Stockholders. A maximum of 17,459,986 votes are entitled to be cast at the Meeting.

      The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors (Proposal One). Holders of the Voting Shares are not allowed to cumulate their votes in the election of directors. The affirmative vote of a majority of the votes entitled to be cast at the Meeting is required to authorize the Board, in its discretion, should it deem it to be appropriate and in the best interests of the Company and the Stockholders, to amend the Company’s Certificate of Incorporation, as amended, to effect a reverse stock split of the issued and outstanding shares of Common Stock (Proposal Two). The affirmative vote of a majority of the votes cast at the Meeting is required to approve the proposed amendment to the By-Laws (Proposal Three) and to approve the appointment of the Company’s independent auditors (Proposal Four).

      Voting Shares which abstain from voting on a particular proposal, and Voting Shares held in “street name” by brokers or nominees who indicate on their Proxies that they do not have discretionary authority to vote such Voting Shares as to a particular proposal (“broker non-votes”), will not be counted as votes in favor of such proposal and will also not be counted as votes cast or shares voting on such proposal. Accordingly, abstentions and broker non-votes will have no effect on the voting for the election of directors, which requires the affirmative vote of a plurality of the votes cast on the proposal. Abstentions and broker non-votes have the effect of a vote against Proposal Two. Abstentions and broker non-votes have no effect on the voting on the remaining proposals to be voted on at the Meeting, each of which requires the affirmative vote of the holders of a majority of the votes cast on each proposal.

PROPOSAL ONE

TO ELECT FIVE DIRECTORS

      There are five directors to be elected to the Board for terms expiring at the Company’s Annual Meeting of Stockholders in 2004 or until their respective successors are elected and qualified. Each of the nominees has indicated his willingness to serve as a member of the Board if elected; however, in case any nominee shall become unavailable for election to the Board for any reason not presently known or contemplated, the Proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute. The persons nominated for election as directors are listed below.

      Lance R. Borvansky, age 35, has served as a director of the Company since January 2003. A U.S. citizen currently living in Italy, Mr. Borvansky is an independent consultant in the areas of risk management, banking and venture capital. He received his B.S. in Electrical Engineering and his M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

      Ronald F. Harnisch, age 60, has served as a director of the Company since January 2003. Mr. Harnisch is an attorney in New York City. He currently is of counsel to the law firm Mintz & Gold LLP where he chairs the governmental affairs practice. He is active in international affairs and serves as one of the Trustees of the Friends of Irish Labour in America (FILA). Mr. Harnisch is a graduate of The City College of New York and St. John’s University School of Law. Mr. Harnisch previously served on the Board from October 2001 until April 2002.

      Carlo R. Loi, age 64, has served as a director of the Company since January 2003. Mr. Loi, a resident of Milan, Italy, was an executive with a number of multinational companies, including Hewlett Packard and General Electric. Mr. Loi has a Master’s degree in Electrical Engineering from the University of Padua and a Master of Business Administration degree from New York University. He has served as chairman of several corporate boards in Europe.

      John C. Macaulay, age 59, has served as a director of the Company since March 2003. Mr. Macaulay, a resident of Dallas, Texas, has served as a senior financial executive for several companies, including Teen Mania Ministries, Pillowtex, Overhead Door Corporation and Dresser Industries. Mr. Macaulay received his B.A. in biology and chemistry from St. Olaf College in Northfield, Minnesota and a Master of Business Administration from the J. L. Kellogg Graduate School of Management, Northwestern University, in Evanston, Illinois. He recently served as a member of the Board of Regents of the Institute of Certified Management Accountants.

      Bryan C. W. Tate, age 58, has served as a director of the Company since October 2001 and was elected Chairman of the Board in February 2003. He was elected Chief Executive Officer of the Company in January 2003. Since 1983, Mr. Tate has been the Chairman, Chief Executive Officer and majority shareholder of Digitel Corporation, a privately-held, Atlanta, Georgia based, telecommunications company. Mr. Tate received his B.S. in industrial technology from Ohio University and did some postgraduate work in engineering management at the University of Dayton. Mr. Tate served in the United States Infantry from 1968 to 1974, and was assigned to the First Infantry Division and the 173rd Airborne Brigade in the Republic of South Vietnam. Prior to 1983, Mr. Tate held management positions with NCR Corporation and Questor Corporation.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS LISTED ABOVE.

PROPOSAL TWO

TO AUTHORIZE THE BOARD, IN ITS DISCRETION, SHOULD IT DEEM IT TO BE

APPROPRIATE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS
STOCKHOLDERS, TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND
OUTSTANDING SHARES OF COMMON STOCK BY A RATIO OF BETWEEN 1-FOR-2 AND
1-FOR-10, INCLUSIVE, WITHOUT FURTHER APPROVAL OR AUTHORIZATION
OF THE COMPANY’S STOCKHOLDERS

Background

      The Company may consider effecting a reverse stock split on or prior to the date of the Company’s next annual meeting of Stockholders following the Meeting if such action is deemed appropriate and in the best interests of the Company and its Stockholders. Such action may be taken, among other reasons, in order to preserve the listing of the Common Stock on the Nasdaq National Market (“NASDAQ”) or for reasons related to capital markets generally, including attracting institutional investors. Given the time and expense associated with convening a special meeting of Stockholders, which would be required to consider this issue at a later time, the Board has determined that it is most efficient and in the best interests of the Stockholders to seek approval and authorization of a reverse stock split at this Meeting. If this proposal is approved by the Stockholders at the Meeting or at an adjournment thereof, the Board would then have the discretion to implement a reverse stock split, within the parameters of the authority granted at this Meeting, at any time on or prior to the date of the Company’s next annual meeting of Stockholders following the Meeting, without seeking further approval or authorization of the Stockholders.

      The Stockholders are being asked to approve the reverse stock split proposal at the ratio of between 1-for-2 and 1-for-10, inclusive. The Board has adopted a resolution (i) declaring the advisability of a reverse stock split by a ratio of between 1-for-2 and 1-for-10, inclusive, subject to Stockholder approval (the “Reverse Stock Split”), (ii) in connection therewith, amending the Company’s Certificate of Incorporation to effect the Reverse Stock Split, subject to Stockholder approval, and (iii) authorizing any other action it deems necessary to effect the Reverse Stock Split, without further approval or authorization of the Stockholders, at any time on or prior to the date of the Company’s next annual meeting of Stockholders following the Meeting. The Board may subsequently effect, in its discretion, the Reverse Stock Split within the range approved by the Stockholders based on its determination that the Reverse Stock Split is appropriate and in the best interests of the Company and its Stockholders.

      If approved by the Stockholders, and the Board determines that the Reverse Stock Split is appropriate and in the best interests of the Company and its Stockholders, the proposed Reverse Stock Split could become effective on any date selected by the Board on or prior to the date of the Company’s next annual meeting of Stockholders following the Meeting. The Board may only effect one of the proposed reverse stock splits within the range approved. Moreover, the Board reserves the right, even after Stockholder approval, to forego effecting the Reverse Stock Split if such action is determined not to be appropriate and in the best interests of the Company and its Stockholders. If the Reverse Stock Split is approved by the Stockholders and is subsequently not implemented by the Board and effected by the date of the next annual meeting of Stockholders following the Meeting, the proposal will be deemed abandoned, without any further effect. In such case, the Board may again seek Stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

      Contingent on approval of this proposal by the requisite vote of the Stockholders and thereafter implementation by the Board, upon filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”), the Reverse Stock Split would be effective.

Reason for Request for Stockholder Approval

      The primary reason for implementing the Reverse Stock Split would be to attempt to increase the per share market price of the Common Stock. The Company is seeking Stockholder approval of the Reverse Stock Split to ensure continued compliance with Nasdaq Marketplace Rule 4310(c)(4) (“Rule 4310(c)(4)”) and Nasdaq Marketplace Rule 4450(a)(5) (“Rule 4450(a)(5)”) (Rule 4310(c)(4) and Rule 4450(a)(5) are collectively referred to as the “Minimum Bid Rules”), which provide that an issuer have a minimum bid price of $1.00 per share in order for its securities to continue to be eligible for inclusion on NASDAQ. The closing sale price of the Common Stock on May 1, 2003, as reported on NASDAQ, was $0.92 per share.

      Rule 4310(c)(4) requires that for continued inclusion of a security on NASDAQ the minimum bid price per share shall be $1.00. Similarly, Rule 4450(a)(5) provides that common stock in domestic issues must have a minimum bid price per share of $1.00. Nasdaq Marketplace Rule 4450 provides the various quantitative maintenance criteria that a security must substantially meet to continue to be designated as a national market system security. Pursuant to Nasdaq Marketplace Rule 4480, failure to maintain compliance with the provisions of Nasdaq Marketplace Rule 4450 will result in the termination of an issuer’s designation unless an exception is granted.

      Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(B), a failure to meet the continued inclusion requirement for minimum bid price shall be determined to exist if the minimum bid price remains below $1.00 for a period of 30 consecutive business days. If the Company’s minimum bid price falls below this minimum price requirement for 30 consecutive business days, then the Company may be notified by the Nasdaq Stock Market and have 90 days from such notification to achieve compliance with the continued inclusion requirement. Compliance by the Company can be achieved by meeting the Minimum Bid Rules for a minimum of 10 consecutive days during the 90-day compliance period. The Company would therefore have to maintain a minimum bid price of at least $1.00 per share for a period of 10 consecutive days during the 90-day compliance period for it to comply with the Minimum Bid Rules.

      The Board believes that the continued listing of the Common Stock on NASDAQ is in the best interests of the Company and its Stockholders. If the Common Stock were de-listed from NASDAQ, the liquidity of the trading market for the Common Stock would be significantly decreased, which could reduce the trading price and increase the transaction costs of trading shares of Common Stock. The Board anticipates that the Reverse Stock Split, if implemented, would have the effect of increasing, proportionately, the trading price of the Common Stock, which could result in a share price high enough to satisfy the Minimum Bid Rules.

      The Board believes that the current low price of the Common Stock, which it believes is due in part to the overall weakness in the economy in general and in the market for NASDAQ-listed companies in particular, has had a negative effect on the marketability of the issued and outstanding shares of Common Stock, the amount and percentage of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing additional shares of its Common Stock. The Board believes there are several reasons for these effects. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Moreover, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the Common Stock’s share price were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Common Stock.

      The Board anticipates that the Reverse Stock Split would result in a bid price for the Common Stock in excess of $1.00 per share. The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split, and the anticipated related increase in the price of the Common Stock, could encourage interest in the Common Stock and possibly promote greater liquidity for the Stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split. In addition, although any increase in the market price of the Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of outstanding shares, a reverse split could result in a market price for the shares of Common Stock that would be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares.

      There can be no assurance, however, that if the Reverse Stock Split were implemented, that the market price of the Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of Common Stock outstanding before the Reverse Stock Split, the market price of the Common Stock immediately after such the Reverse Stock Split would be maintained for any period of time or that the Company would be able to maintain the listing of the Common Stock on NASDAQ even if the Reverse Stock Split results in a bid price for the Common Stock that exceeds $1.00 per share.

Impact of the Reverse Stock Split on Existing Stockholders

      In determining whether to vote in favor of this proposal, Stockholders should consider that as a result of the Reverse Stock Split and the adoption of the Certificate of Amendment, the current Stockholders will own less shares of Common Stock, though the percentage ownership for each Stockholder will not change. If the Reverse Stock Split is approved by the Stockholders and the Board determines that the Reverse Stock Split is appropriate and in the best interests of the Company and the Stockholders and elects to effect the Reverse Stock Split, each outstanding share of Common Stock would immediately and automatically be changed, as of the effective date of the Reverse Stock Split, into the proportionate number of shares of Common Stock, and the number of shares of Common Stock subject to outstanding options and warrants issued by the Company would be reduced proportionately and the respective exercise prices would be increased proportionately, as more fully described below.

      If the Reverse Stock Split is approved at the Meeting and effected by the Board, the Board would fix a record date for the determination of shares subject to the Reverse Stock Split. As of the Record Date, there were 14,204,071 shares of Common Stock issued and outstanding. If additional shares of Common Stock are issued or redeemed prior to the effective date of the Reverse Stock Split, the actual number of shares issued and outstanding before and after the Reverse Stock Split would increase or decrease accordingly.

      The Reverse Stock Split will effectively increase the number of authorized and unissued shares of Common Stock available for future issuance. Following the Reverse Stock Split, the Board would have the authority, subject to applicable securities laws, to issue such authorized and unissued shares without further Stockholder approval, upon such terms and conditions as the Board deems appropriate. Although the Board has no intention of doing so, the Common Stock could be issued in such a manner, and pursuant to such terms and conditions, that would make a change of control of the Company or removal of the Company’s management (the “Management”) more difficult. The Company does not have any plans, proposals or understandings to issue a portion of the additional shares that would be available if the Reverse Stock Split is approved and implemented. If, at a later date, the Board issued such shares then the ownership interest of Stockholders could be diluted.

      No fractional shares of Common Stock would be issued by the Company in connection with the Reverse Stock Split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the Reverse Stock Split would receive cash in lieu of the fractional share as explained more fully below.

      The rights and privileges of the holders of Common Stock and Series A Preferred Stock will be substantially unaffected by the Reverse Stock Split. Each Stockholder’s percentage of ownership interest in the Company will remain unchanged. The Reverse Stock Split will not increase the par value of the Common Stock nor will it change the number of authorized shares of Common Stock. Although the Reverse Stock Split will not, by itself, impact the Company’s assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of the Common Stock. The Board believes that this risk is outweighed by the benefits of the continued listing of the Common Stock on NASDAQ.

      The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act.

      If the Reverse Stock Split is approved at the Meeting and effected by the Board, some Stockholders may consequently own less than 100 shares of Common Stock. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those Stockholders who own less than 100 shares following implementation of the Reverse Stock Split may be required to pay higher transaction costs should they subsequently determine to sell their shares of Common Stock.

      If the Reverse Stock Split is approved by the requisite vote of the Stockholders, Stockholders have no right under Delaware law or the Company’s Certificate of Incorporation or By-Laws to dissent from the Reverse Stock Split or to dissent from the payment of cash in lieu of issuing fractional shares.

Cash Payment in Lieu of Fractional Shares

      If the proposed Reverse Stock Split is approved at the Meeting and effected by the Board, in lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of the Reverse

Stock Split, the Company would pay cash equal to the fair value of the Common Stock as determined by the Board at the effective time of the Reverse Stock Split.

Federal Income Tax Consequences

      The following description of the material federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each Stockholder, depending upon the jurisdiction in which such Stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

      In general, the federal income tax consequences of the Reverse Stock Split will vary among Stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Common Stock in exchange for their old shares of Common Stock. The Company believes that because the Reverse Stock Split would not be part of a plan to increase periodically a Stockholder’s proportionate interest in the Company’s assets or earnings and profits, the Reverse Stock Split would likely have the following federal income tax effects:

      A Stockholder who receives solely a reduced number of shares of Common Stock would not recognize gain or loss. In the aggregate, such a Stockholder’s basis in the reduced number of shares of Common Stock would equal the Stockholder’s basis in its old shares of Common Stock.

      A Stockholder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split would generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution would be taxed as either a distribution under Section 301 of the Code or an exchange to such Stockholder, depending on that Stockholder’s particular facts and circumstances. Generally, a Stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the Stockholder’s basis in the fractional share. In the aggregate, such a Stockholder’s basis in the reduced number of shares of Common Stock will equal the Stockholder’s basis in its old shares of Common Stock decreased by the basis allocated to the fractional share for which such Stockholder is entitled to receive cash.

      The Company would not recognize any gain or loss as a result of the Reverse Stock Split.

Exchange of Certificates

      If the Reverse Stock Split is adopted, Stockholders will be required to exchange their stock certificates representing shares of Common Stock for certificates representing the shares of Common Stock to be issued as part of the Reverse Stock Split. The Company will furnish to each Stockholder of record on the record date of the Reverse Stock Split a transmittal form with instructions for obtaining new certificates. Stockholders will be furnished the necessary materials and instructions to effect such exchange at the appropriate time by the Company’s transfer agent. Stockholders should not submit any certificates until requested to do so.

Impact of the Reverse Stock Split on Outstanding Stock Options and Warrants

      All outstanding options, warrants, rights and convertible securities will be appropriately adjusted, as required by their terms, for the Reverse Stock Split automatically on the effective date of the Reverse Stock Split. The Reverse Stock Split will affect all Stockholders equally and will not affect any Stockholder’s proportionate equity interest in the Company. None of the rights currently accruing to holders of Common

Stock, options or warrants to purchase Common Stock or securities convertible into Common Stock will be affected by the Reverse Stock Split.

      As of the Record Date, the Company was authorized to issue options to purchase 5,000,000 shares of Common Stock under the Company’s 2002 Stock Incentive Plan (the “2002 Plan”), which amended and replaced the Company’s 1988 Non-Qualified Stock Option Plan (the “1988 Plan”), and 400,000 shares of Common Stock under the Company’s 1997 Non-Qualified Stock Option Plan (the “1997 Plan”). As of the Record Date, options to purchase 923,405 shares of Common Stock were outstanding under the 2002 Plan and the 1997 Plan. The number of shares subject to outstanding options will be reduced by the Reverse Stock Split ratio and the exercise prices for outstanding options will be proportionately increased.

Consequences if the Reverse Stock Split is not approved

      If the Reverse Stock Split is not approved by the Stockholders, then the Company may fail to meet the Minimum Bid Rules. Pursuant to Nasdaq Marketplace Rule 4480, failure to maintain compliance with the provisions of Nasdaq Marketplace Rule 4450 may result in the termination of an issuer’s designation unless an exception is granted to the Company by NASDAQ.

Board Discretion to Implement the Proposed Reverse Stock Split

      If the proposed Reverse Stock Split is approved at the Meeting, the Board may, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its Stockholders, at any time prior to the date of the Company’s next annual meeting of Stockholders following the Meeting, authorize the Reverse Stock Split and file the amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of amendment is attached as Exhibit A to this Proxy Statement and would be tailored to the specific reverse split ratio to be effected. The determination by the Board to implement a reverse split of the Common Stock will be based on a number of factors, including continuing to preserve the listing of the Common Stock on NASDAQ or for other reasons related to the Company’s capital markets needs generally, including attracting institutional investors. If the Board determines to implement the Reverse Stock Split, the ratio chosen by the Board will depend on a number of factors, including market conditions, existing and expected trading prices for the Common Stock and the likely effect of business developments on the market price for the Common Stock. Notwithstanding approval of the Reverse Stock Split at the Meeting, the Board may, in its discretion, determine not to implement the Reverse Stock Split.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE BOARD, IN ITS DISCRETION, SHOULD IT DEEM IT TO BE APPROPRIATE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK BY A RATIO OF BETWEEN 1-FOR-2 AND 1-FOR-10, INCLUSIVE, AT ANY TIME ON OR PRIOR TO THE DATE OF THE COMPANY’S NEXT ANNUAL MEETING OF STOCKHOLDERS FOLLOWING THE MEETING, WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE STOCKHOLDERS.

PROPOSAL THREE

TO APPROVE AN AMENDMENT TO THE BY-LAWS TO INCREASE THE OWNERSHIP

PERCENTAGE REQUIRED TO CALL A SPECIAL STOCKHOLDERS MEETING

Background

      The Board has determined that it would be advisable to amend Article II, Section 4 of the By-Laws to increase the ownership percentage required to call a special meeting of the Stockholders from 10% to 25% of the voting power represented by all of the shares issued, outstanding and entitled to vote at a proposed special meeting. A copy of Article II, Section 4 of the By-Laws, as proposed to be amended (the “Special Meeting Amendment”), is attached to this Proxy Statement as Exhibit B.

Proposed Amendment to the By-Laws

      The Board has approved, subject to Stockholder approval at the Meeting, the Special Meeting Amendment. Article II, Section 4 of the By-Laws presently provides that special meetings of the Stockholders may be called at any time by order of the Board and shall be called by the Company’s President, the Board or at the request in writing of holders of not less than 10% of the voting power represented by all shares issued, outstanding and entitled to be voted at the proposed special meeting. If the Special Meeting Amendment is approved by the Stockholders, special meetings of Stockholders may be called by the Board and shall be called by the Company’s President, the Board or at the request in writing of holders of not less than 25% of the voting power represented by all shares issued, outstanding and entitled to be voted at the proposed special meeting. In the event the Stockholders do not approve the Special Meeting Amendment, special meetings of Stockholders may continue to be called at the written request of holders of not less than 10% of the voting power represented by all shares issued, outstanding and entitled to be voted at the proposed special meeting.

Purpose of the Proposed Amendment

      The Board believes that the Special Meeting Amendment would permit the Board to represent more effectively the interests of all Stockholders in a variety of situations, including responding to circumstances created by demands or actions by a substantial Stockholder or Stockholder group. The Board believes that Stockholders who hold a substantial percentage of the Voting Shares, such as 25%, more clearly represent the interests of all Stockholders than a Stockholder or Stockholder group that holds 10% of the Voting Shares. Accordingly, the Special Meeting Amendment, if approved by the Stockholders, would allow only those Stockholders or Stockholder groups who are more representative of the interests of all Stockholders to request the calling of a special meeting.

Possible Effects of the Proposed Amendment

      The Special Meeting Amendment may have the effect of insulating the Board and the Management from requests for special meetings, and thus allowing the Board and the Management to concentrate on more significant business matters. Stockholders should recognize that the Special Meeting Amendment will apply to any reason which Stockholders may have to call a special meeting.

      The Special Meeting Amendment could also effectively reduce the possibility that a third party could effect a sudden or surprise change in the composition of the Board without the support of the incumbent Board. Adoption of the Special Meeting Amendment may adversely affect the ability of Stockholders to benefit from transactions that are opposed by the Board. In addition, the Special Meeting Amendment may have the overall effect of making it more difficult for Stockholders to quickly change the composition of the Board and remove Management in circumstances where some Stockholders may be dissatisfied with the performance of the Board or Management or otherwise desire to make a change.

Vote Required

      The adoption of the Special Meeting Amendment requires the affirmative vote of not less than a majority of the votes cast at the Meeting. If the Special Meeting Amendment is not approved, the required percentage of voting power required to call a special meeting of Stockholders will not change. Abstentions and broker non-votes have no effect on the voting on the proposal.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE BY-LAWS TO INCREASE THE OWNERSHIP PERCENTAGE REQUIRED TO CALL A SPECIAL STOCKHOLDERS MEETING.

PROPOSAL FOUR

TO APPROVE THE APPOINTMENT OF GRANT THORNTON AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003

      Grant Thornton served as the independent auditors of the Company for the fiscal year ending December 31, 2002. If the Stockholders do not approve the appointment of Grant Thornton, then the Board will not appoint Grant Thornton as the Company’s auditors for 2003.

      Representatives of Grant Thornton are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

      Notwithstanding the selection of Grant Thornton, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board feels that such a change would be in the best interests of the Company and the Stockholders.

Vote Required

      The approval of the appointment of Grant Thornton as the Company’s independent auditors requires the affirmative vote of not less than a majority of the votes cast at the Meeting. Abstentions and broker non-votes have no effect on the voting on the proposal.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPOINTMENT OF GRANT THORNTON AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

PROPOSAL FIVE

OTHER BUSINESS

      The Board knows of no matter other than those described in this Proxy Statement that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

OTHER INFORMATION

Compensation of Directors

      During the year ended December 31, 2002, each non-employee director received an annual fee of $16,500, and directors are generally reimbursed for out-of-pocket expenses incurred in connection with attendance at Board and Committee meetings. In October 2002, Niklaus F. Zenger, the then Chief Executive Officer and Chairman of the Board of the Company, authorized a special compensation program to pay non-executive directors $1,000 per day (the “Special Engagement Fee”) for any special engagement above and beyond the regular duty of a Board member. The Board terminated the Special Engagement Fee program upon the enactment of the Sarbanes-Oxley Act of 2002, as amended.

      In December 2002, while still acting as the Company’s Chief Executive Officer and Chairman of the Board and as the sole member of a special Board committee, Mr. Zenger increased the annual compensation for the outside directors on the Board from $16,500 to $40,000 per year, authorized a $1,000 fee per meeting for all meetings following the first two meetings and the grant of 20,000 stock options per year.

      In March 2003, the Board appointed Bryan C. W. Tate, as the only inside director of the Company, to serve as the sole member of a special committee to set the compensation for the outside directors of the Company. Based on a report provided to the Company by Watson Wyatt Worldwide regarding the compensation for the Company’s outside directors, effective April 1, 2003, the outside directors of the Company were compensated by the Company as follows: (i) an annual retainer of $30,000 per year payable in quarterly installments of $7,500 each, (ii) $1,000 per Board meeting attended, (iii) $800 per committee meeting attended and (iv) stock options covering 40,000 shares of Common Stock per year with options on 10,000 of such 40,000 shares to be granted on the first day of each calendar quarter.

Board Meetings and Committees

      In addition to the Board, the Company has an Audit Committee of the Board (the “Audit Committee”) and a Compensation Committee of the Board (the “Compensation Committee”). During 2002 there were three regularly scheduled meetings of the Board, and 17 special meetings of the Board. The Board also acted by written consent on six occasions during 2002.

Audit Committee

      From January 2002 to April 2002, the Audit Committee was composed of Bryan C. W. Tate, Alastair J. A. B. Gunning and Ronald F. Harnisch, with Mr. Tate serving as Chairman until December 31, 2002. Mr. Harnisch was replaced by Gerard C. Codeluppi as a committee member in April 2002, and Mr. Gunning was replaced by Oliver Stahel as a committee member in August 2002. Mr. Tate served as a committee member until December 31, 2002, and Messrs. Codeluppi and Stahel served as committee members until their resignation from the Board on February 1, 2003. Lance R. Borvansky was appointed to the Audit Committee in January 2003. In March 2003, John C. Macaulay and Carlo R. Loi were appointed to the Audit Committee, with Mr. Macaulay serving as Chairman of the Audit Committee.

      The Audit Committee is to assist the Board in fulfilling its oversight responsibilities for:

1.	the integrity of the Company’s financial statements and other financial information provided by the Company to any governmental body or the public;

2.	the Company’s compliance with legal and regulatory requirements;

3.	the independent auditor’s independence;

4.	the performance of the internal audit function and independent auditors; and

5.	the existence of the Company’s systems of internal controls over finance, accounting, legal compliance and ethics that Management and the Board have established, including auditing, accounting and financial reporting processes.

      The Audit Committee met seven times in 2002. The Audit Committee did not act by written consent during 2002.

Compensation Committee

      From January 2002 to April 2002, the Compensation Committee was composed of Bryan C. W. Tate, Ronald F. Harnisch and Alastair J. A. B. Gunning, with Mr. Gunning serving as Chairman until August 2002. Mr. Harnisch was replaced by Gerard Codeluppi as a committee member in April 2002, and Mr. Gunning was replaced by Oliver Stahel as a committee member in August 2002. Mr. Stahel served as Chairman from August 2002 until February 1, 2003. Mr. Tate served as a committee member until December 31, 2002, and Messrs. Codeluppi and Stahel served as committee members until their resignation from the Board on February 1, 2003. In March 2003, Messrs. Harnisch and Loi were appointed to the Compensation Committee, with Mr. Harnisch serving as Chairman of the Compensation Committee.

      The Compensation Committee is responsible for determining the nature and amount of compensation for the executive officers of the Company, and for granting stock options under the Company’s option plans. The Compensation Committee met nine times in 2002. The Compensation Committee also acted by written consent on five occasions during 2002.

      All directors who served on the Compensation Committee during the fiscal year ended December 31, 2002 were non-employee directors. There were no “Compensation Committee interlocks” during fiscal year 2002.

THE AUDIT COMMITTEE

Audit Committee Report

      The Audit Committee reports to and acts on behalf of the Board by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Audit Committee is composed of three directors who meet the independence and experience requirements of NASDAQ and acts under a revised written charter approved and adopted in March 2003, which is reviewed and reassessed annually by the Audit Committee. A copy of the revised charter of the Audit Committee is attached to this Proxy Statement as Exhibit C.

      Management is responsible for the Company’s internal controls and the financial reporting process. Grant Thornton is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board.

      The Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2002 with Management and Grant Thornton. In this context, the Audit Committee has met and discussed with Management and Grant Thornton the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, and Statement on Auditing Standards No. 71, “Interim Financial Reporting,” as amended. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. In addition, the Audit Committee has received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1, and the Audit Committee has reviewed, evaluated and discussed the written report with Grant Thornton. The Audit Committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with the auditors’ independence.

      The Audit Committee discussed with Grant Thornton the overall scope and plans for its audit. The Audit Committee met with Grant Thornton, with and without Management present, to discuss the results of the examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The Audit Committee also recommended the appointment of Grant Thornton as the Company’s independent auditors for the fiscal year ending December 31, 2003.

AUDIT COMMITTEE	John C. Macaulay
Lance R. Borvansky
Carlo R. Loi

Audit and Review Fees

      The aggregate fees billed by Grant Thornton for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were approximately $357,000. The significant fees for 2002 were due in part to services rendered in connection with the Company’s sale of the assets of its closed circuit television (“CCTV”) division to Honeywell International Inc. (“Honeywell”) on December 20, 2002 (the “Honeywell Asset Sale”), including the Company’s restatement of its audited financial statements to reflect the Company’s CCTV division as discontinued operations.

Financial Information Systems Design and Implementation Fees

      Grant Thornton did not render any professional services to the Company for the fiscal year ended December 31, 2002, with respect to financial information systems design and implementation.

All Other Fees

      The aggregate fees billed by Grant Thornton for services rendered to the Company for the fiscal year ended December 31, 2002, other than for services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” were approximately $275,000 and included significant time involved in connection with the Honeywell Asset Sale and an on-going IRS audit related to a tax return the Company received in 2002. These fees were exclusively for services Grant Thornton performed in connection with the Company’s tax compliance. Grant Thornton does not provide tax planning services to the Company.

THE COMPENSATION COMMITTEE

Compensation Committee Report on Executive Compensation

      The Compensation Committee has furnished the following report on the Company’s executive officer compensation program. The report describes the compensation policies applicable to the Company’s executive officers (the “Executive Officers”). All of the directors that served on the Compensation Committee during the fiscal year ended December 31, 2002 were non-employee directors.

General Compensation Philosophy

      The Company applies a consistent performance-based approach to the compensation of the Executive Officers. The compensation of the Executive Officers consists of two components: (i) base salary and benefits and (ii) Management bonus. The Compensation Committee’s objective is to attract and retain, and to motivate, the Executive Officers to achieve strategic and financial objectives. The compensation of the Executive Officers is determined primarily on performance-based, objective criteria. The Compensation Committee encourages ownership of Common Stock by the Executive Officers. The compensation of the Executive Officers is tied to the performance of the Company, in order to align the Executive Officers’ interests more closely with the Stockholders’ interests. The Compensation Committee utilizes a discretionary component to reward individual achievement.

      The Compensation Committee believes that the Executive Officers significantly and directly influence the Company’s overall performance. Accordingly, the Compensation Committee uses base salary and benefits and annual incentives to retain and motivate them. The Compensation Committee evaluates the compensation of the Executive Officers on their performance as well as the performance of the Company.

      The Compensation Committee reviewed the incentive compensation packages of the Executive Officers in 2002. The Compensation Committee also reviewed the performance of the Executive Officers and the Company during 2002. The Compensation Committee considered the Company’s financial performance, successful completion of strategic objectives and expense control during 2002. Based upon its analysis, the Compensation Committee agreed with Mr. Zenger’s recommendation to increase the base salary of Karen Austin, Senior Vice President and General Counsel. Ms. Austin’s increase in base salary was made effective as of July 2002.

      The Compensation Committee awarded incentive compensation to George K. Broady, as the previous Chief Executive Officer of the Company, in the form of 475,000 stock options in January 2002 pursuant to the 1988 Plan. The Compensation Committee awarded retention compensation to Ms. Austin and Chris T. Sharng, as Chief Financial Officer, in the form of a grant of options to purchase shares of Common Stock pursuant to the 2002 Plan in July 2002. Ms. Austin was granted 25,000 stock options and Mr. Sharng was granted 200,000 stock options with such options to vest evenly each quarter over two years.

      Niklaus F. Zenger became an Executive Officer in April 2002, when he was elected to serve as Joint-Chief Executive Officer of the Company with Mr. Broady. Mr. Zenger became the sole Chief Executive Officer in May 2002. Mr. Zenger received bonuses totaling $81,880 in 2002. Mr. Zenger did engage in certain transactions with the Company. See “OTHER COMPANY MATTERS — Certain Relationships and Related Transactions.”

      In December 2002, in recognition of extraordinary effort in ensuring the successful completion of the Honeywell Asset Sale, the Board awarded bonuses to certain employees, including $200,000 to Mr. Sharng and $50,000 to Ms. Austin. Of these amounts, $25,000 of Mr. Sharng’s award and $25,000 of Ms. Austin’s award were deferred until December 31, 2003. Should Mr. Sharng or Ms. Austin resign from the Company or be terminated for cause, payment of the deferred amounts will be forfeited. Mr. Sharng received and declined an offer to join Honeywell.

      In addition, the Company awarded a special retention bonus of $96,000 to Mr. Sharng. Of this amount, $48,000 of Mr. Sharng’s retention bonus is deferred, without interest, until December 31, 2003, and $48,000 of Mr. Sharng’s retention bonus is deferred, without interest, until December 31, 2004. Should Mr. Sharng resign from the Company or be terminated for cause prior to receipt of the retention bonus payment, then he would not receive the deferred retention bonus payment.

      In December 2002, the Compensation Committee approved certain payments to Mr. Sharng and Ms. Austin in exchange for their releasing certain rights under change of control provisions in their employment agreements. Mr. Sharng was authorized to receive a total payment of $144,000 in three installments of $48,000 each, and Ms. Austin was authorized to receive a total payment of $127,500 in three installments of $42,500 each. The first installment was paid to Mr. Sharng and Ms. Austin in 2002, the second installment is payable, without interest, on December 31, 2003 and the third installment is payable, without interest, on December 31, 2004. Should Mr. Sharng or Ms. Austin resign or be terminated for cause prior to the payment of the second installment or the third installment, then any installment thereafter payable to such individual will not be paid.

Compensation Policy Regarding Deductibility

      Section 162(m) of the Code, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company’s five most highly paid Executive Officers. Certain performance-based compensation that has been approved by Stockholders is not subject to the deduction limit. It is the Company’s intent to use reasonable efforts to cause awards under the Company’s compensation programs that could exceed the $1,000,000 limit to constitute performance-based compensation that are not subject to Section 162(m) of the Code. Although it is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Code, in order to maintain flexibility in compensating Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

      The Compensation Committee believes that the Company’s executive compensation policies and plans described above provide a program that aligns the interests of the Company, its Executive Officers and the Stockholders.

COMPENSATION COMMITTEE	Ronald F. Harnisch
Carlo R. Loi

EXECUTIVE COMPENSATION

Stock Option Plans

      The Company previously maintained the 1988 Plan and the 1997 Plan. Currently, the Company maintains the 2002 Plan, which was approved by the Stockholders at the 2002 Annual Meeting of Stockholders. The 2002 Plan amended and replaced the 1988 Plan. Options to purchase 1,185,851 shares (vested or unvested) were held by the Executive Officers prior to the closing of the Honeywell Asset Sale. Upon the closing of the Honeywell Asset Sale, all unvested options previously granted under the 1988 Plan vested pursuant to the change of control provisions in the 1988 Plan. All employees holding options under the 1988 Plan were advised of the accelerated vesting; however, no such options were exercised. As of the Record Date, options to purchase 920,285 shares of Common Stock were outstanding under the 2002 Plan and options to purchase 3,120 shares of Common Stock were outstanding under the 1997 Plan, at exercise prices from $1.10 per share to $17.13 per share.

Description of Awards under the 2002 Plan

      The 2002 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock awards (collectively, “Awards”).

      Incentive Stock Options and Non-Qualified Stock Options. Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. It is the intent of the Compensation Committee to continue under the 2002 Plan the Company’s practice of granting options at fair market value. However, the 2002 Plan provides that options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. The 2002 Plan permits the Compensation Committee to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a “cashless exercise” through a broker, by surrender to the Company of shares of Common Stock, or by delivery to the Company of a promissory note.

      Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

Eligibility To Receive Awards under the 2002 Plan

      Officers, directors, employees and consultants of the Company and the Company’s affiliated entities are eligible to be granted Awards under the 2002 Plan. The maximum number of shares with respect to which Awards may be granted to any participant under the 2002 Plan during any calendar year may not exceed 1,000,000, subject to approval and proportionate adjustments in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or similar transaction.

      All of the Company’s employees and non-employee directors are eligible to participate in the 2002 Plan. The number of individuals receiving Awards will vary from year to year depending on various factors, such as the Company’s hiring needs during the year, and thus the Company cannot now determine Award recipients.

Administration of the 2002 Plan

      The 2002 Plan is administered by the Compensation Committee. The interpretation by the Compensation Committee of any of the provisions of the 2002 Plan or any Award granted under the 2002 Plan shall be final and binding upon the Company and all persons having an interest in any option or any shares of Common Stock acquired pursuant to an Award. Subject to any applicable limitations contained in the 2002 Plan, the Compensation Committee selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options and (iv) the number of shares of Common Stock subject to any restricted stock awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price. If the Company undertakes any stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company, appropriate and proportionate adjustments shall be made to (i) the number and class of securities reserved for issuance under the 2002 Plan, (ii) the number, kind and exercise price of the securities underlying options outstanding at the time of such occurrence and (iii) the repurchase price of each outstanding restricted stock award.

      Except as otherwise provided in the applicable option agreement, all options granted under the 2002 Plan shall not be transferable other than by will or the laws of descent and distribution.

      If any Award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such Award will again be available for grant under the 2002 Plan subject, however, in the case of incentive stock options to any limitations under the Code.

Description of the 1997 Plan

      Options may be granted under the 1997 Plan for a maximum of 400,000 shares of Common Stock to non-employee directors, Executive Officers and such other management employees as determined by the Compensation Committee. To be eligible for an option grant under the 1997 Plan for a fiscal year, an otherwise eligible employee or director must be employed by the Company or serve as a director as of January 1 of that year. The 1997 Plan is formula-based and administered by the Compensation Committee. Under the 1997 Plan, the Compensation Committee may grant either non-qualified stock options or incentive stock options. No options were granted under the 1997 Plan in 2000, 2001 or 2002, and none of the Executive Officers has an outstanding option grant under the 1997 Plan.

Executive Officers

      The current Executive Officers are as follows:

Name	Age	Position

Bryan C. W. Tate	58	Chairman of the Board and Chief Executive Officer
Chris T. Sharng	39	Senior Vice President, Chief Financial Officer and Secretary
Karen S. Austin	50	Senior Vice President and General Counsel

      See Proposal One for Mr. Tate’s biographical information.

      Chris T. Sharng joined the Company in October 2000 as Senior Vice President and Chief Financial Officer. From March 1989 to July 2000 Mr. Sharng was employed by Mattel, Inc., a large, publicly-held consumer products company, in various capacities, and he served as Mattel’s Vice President of International Finance and Planning from 1996 to July 2000. Mr. Sharng received his Master of Business Administration from Columbia Business School in New York City and his Bachelor degree from National Taiwan University.

      Karen S. Austin joined the Company in July 2001 as Vice President and General Counsel. Ms. Austin was promoted to Senior Vice President and General Counsel in July 2002. From February 1991 until February 2001 Ms. Austin was employed by Overhead Door Corporation as Assistant General Counsel. Ms. Austin received her B.S. in Business from Indiana University in Bloomington, Indiana and her Doctor of Law degree from the University of Chicago in Chicago, Illinois.

Executive Officers Summary Compensation Table

      The following summary sets forth all annual and long-term compensation paid or accrued to the Executive Officers earning in excess of $100,000 during the year ended December 31, 2002 for services rendered to the Company during the fiscal years ended December 31, 2002, 2001 and 2000.

						Long Term
						Compensation
		Annual Compensation
						Stock	All Other
Name and Principal Position	Year	Salary		Bonus		Options	Compensation

George K. Broady	2002	$385,632		$15,189		475,000	$29,546	(2)
Former Chief Executive Officer	2001	$385,632		$770,019	(3)	138,851	$19,174	(2)
and Chairman of the Board(1)	2000	$385,632		—		132,000	$3,174	(2)
Niklaus F. Zenger	2002	$359,443	(5)	$81,880		—	$905,387	(6)
Former Chief Executive Officer	2001	N/A		N/A		N/A	N/A
and Chairman of the Board(4)	2000	N/A		N/A		N/A	N/A
Chris T. Sharng	2002	$192,000		$314,596		275,000	$11,423	(7)
Senior Vice President,	2001	$175,000		$36,007		—	$69,539	(7)
Chief Financial Officer and Secretary	2000	$40,385		—		—	—
Karen S. Austin	2002	$151,223		$86,650		25,000	$9,253	(8)
Senior Vice President and	2001	$60,000	(9)	$2,307		5,000	—
General Counsel	2000	N/A		N/A		N/A	N/A
Peter D. Beare	2002	$127,959	(11)	$22,500		—	$311,840	(12)
Former President and Chief	2001	$237,287	(11)	$65,311		250,000	$38,008	(12)
Operating Officer(10)	2000	$101,444	(11)	—		62,000	$8,549	(12)
Wendy S. Diddell	2002	$183,000		$44,188		—	$10,636	(14)
Former Senior Vice President —	2001	$177,000		$62,271		50,000	$3,967	(14)
Sales(13)	2000	$164,981		$71,250		35,000	$14,594	(14)

(1)	Mr. Broady resigned as Joint-Chief Executive Officer on May 31, 2002, and resigned as a director of the Company on August 6, 2002. Mr. Broady’s employment with the Company terminated on December 31, 2002, but was subsequently reinstated, as an assistant to the current Chief Executive Officer on special assignments, on April 11, 2003.

(2)	These amounts represent $24,546, which represents the fair market value of certain office furniture retained by Mr. Broady upon his resignation in 2002; $5,000, $3,174 and $3,174 contributed by the Company to the Company’s 401(k) Plan on behalf of Mr. Broady during 2002, 2001 and 2000, respectively; and $16,000 as reimbursement by the Company of Mr. Broady’s legal fees in 2001.

(3)	Represents a bonus paid to Mr. Broady upon the sale of the Company’s ownership in Detection Systems, Inc.

(4)	Mr. Zenger resigned as Chief Executive Officer in January 2003 and Chairman of the Board in February 2003.

(5)	Represents base salary paid by the Company to Mr. Zenger for the period from April 2002 through December 2002.

(6)	Represents a $854,000 severance payment payable by the Company to Mr. Zenger upon his resignation and $51,387 in social charges paid by the Company to Mr. Zenger in 2002. Of the total $854,000 severance payment, $244,600 was withheld by the Company pending a contemplated purchase by Mr. Zenger of certain source code software. See “Transactions with Management and Others.”

(7)	Represents $5,520 paid by the Company to Mr. Sharng in 2002 for the use of an automobile; $5,903 and $2,585 contributed by the Company to the Company’s 401(k) Plan on behalf of Mr. Sharng during 2002 and 2001, respectively; and $66,954 as the taxable amount paid by the Company for the relocation of Mr. Sharng in 2001.

(8)	Represents $5,520 paid by the Company to Ms. Austin in 2002 for the use of an automobile and $3,733 contributed by the Company to the Company’s 401(k) Plan on behalf of Ms. Austin during 2002.

(9)	Represents base salary paid by the Company to Ms. Austin for the period from July 2001 through December 2001.

(10)	Mr. Beare resigned as President and Chief Operating Officer of the Company on May 3, 2002.

(11)	Represents $127,959 in base salary paid by the Company to Mr. Beare for the period from January 1, 2002 to April 18, 2002; $237,287 in base salary paid by the Company to Mr. Beare in 2001, which represented an annualized base salary of $225,000 from January 1, 2001 to September 30, 2001 and $310,000 thereafter; and $101,444 in base salary paid by the Company to Mr. Beare for the period from May 8, 2000 to December 31, 2000. Mr. Beare’s $237,287 base salary in 2001 included $9,628 in back-pay due to a salary increase in 2000.

(12)	Represents $310,000 in severance payments by the Company to Mr. Beare in 2002 following his resignation; $1,840, $10,591 and $2,252 paid by the Company to Mr. Beare for the use of an automobile in 2002, 2001 and 2000, respectively; and $27,417 and $6,297 paid by the Company to Mr. Beare for his U.S. related housing expenses in 2001 and 2000, respectively.

(13)	Ms. Diddell resigned as Senior Vice President-Sales of the Company on December 31, 2002.

(14)	Represents $5,520 paid by the Company to Ms. Diddell for the use of an automobile in 2002; $5,116, $3,967 and $3,974 contributed by the Company to the Company’s 401(k) Plan on behalf of Ms. Diddell during 2002, 2001 and 2000, respectively; and $10,620, which represents the value realized due to the exercise by Ms. Diddell of stock options in 2000.

Option Grants in Last Fiscal Year

      The table below shows information on grants of stock options to the Executive Officers under the 1988 Plan and the 2002 Plan during the fiscal year ended December 31, 2002, which option grants are reflected in the Executive Officers Summary Compensation Table. There were no option grants during such fiscal year under the 1997 Plan.

		Individual Grants

	Number of					Potential Realized Value at
	Securities	% of Total				Assumed Rates of Stock Price
	Underlying	Granted to	Exercise	Price on		Appreciation for Option Term
	Options	Employees in	Price	Date of	Expiration
Name	Granted	Fiscal year(a)	($/Share)	Grant	Date	5%	10%

George K. Broady	475,000 (1)	54.8%	$1.42	$1.42	01/30/03	$424,189.43	$1,074,979.29

Total	475,000	54.8%				$424,189.43	$1,074,979.29

Niklaus F. Zenger	—	N/A	N/A	N/A	N/A	N/A	N/A

Total

Bryan C. W. Tate	—	N/A	N/A	N/A	N/A	N/A	N/A

Total

Chris T. Sharng	75,000 (2)	8.7%	$1.49	$1.49	01/13/12	$61,727.28	$164,483.57
	200,000 (3)	23.1%	$1.10	$1.10	07/11/12	$242,606.07	$516,622.86

Total	275,000	31.8%				$304,333.35	$681,106.43

Karen S. Austin	25,000 (4)	2.9%	$1.10	$1.10	07/11/12	$30,325.76	$64,577.86

Total	25,000	2.9%				$30,325.76	$64,577.86

Peter D. Beare	—	N/A	N/A	N/A	N/A	N/A	N/A

Total

Wendy S. Diddell	—	N/A	N/A	N/A	N/A	N/A	N/A

Total

(1)	Mr. Broady was granted options to purchase 475,000 shares of Common Stock under the 1988 Plan in January 2002. Such options were not properly exercised and paid for and therefore expired on January 30, 2003.

(2)	Mr. Sharng was granted 75,000 options in January 2002 under the 1988 Plan.

(3)	Mr. Sharng was granted 200,000 options in July 2002 under the 2002 Plan.

(4)	Ms. Austin was granted 25,000 options in July 2002 under the 2002 Plan.

Executive Officers Options, Exercises and Holdings Table

      There were no exercises of stock options during 2002 by the Executive Officers. The Company does not utilize stock appreciation rights (“SARs”). The unexercised options owned by the Executive Officers as of December 31, 2002 are presented below.

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARS as	Options/SARS
	Shares	Value	at 12/31/02	as at 12/31/02
	Acquired on	Realized	Exercisable/	Exercisable/
Name	Exercise #	($)	Unexercisable(1)	Unexercisable(2)

George K. Broady	—	—	475,000/475,000 (3)	$0/$0
Niklaus F. Zenger	—	—	0/0	$0/$0
Bryan C. W. Tate	—	—	0/0	$0/$0
Chris T. Sharng	—	—	275,000/275,000 (4)	$34,000/$0
Karen S. Austin	—	—	30,000/30,000 (5)	$4,250/$0
Peter D. Beare	—	—	0/0	$0/$0
Wendy S. Diddell	—	—	85,000/85,000 (6)	$4,500/$0

(1)	All options granted prior to December 20, 2002 vested at the closing of the Honeywell Asset Sale.

(2)	Based on the fair market value of the option shares at fiscal year end (which was $1.27 per share based on the closing price of the Common Stock on the NASDAQ National Market on December 31, 2002) less the exercise price. If the closing price is less than the exercise price, then the value of the unexercised options equals zero.

(3)	Mr. Broady was granted options to purchase 475,000 shares of Common Stock under the 1988 Plan in January 2002. Such options were not properly exercised and paid for and therefore expired on January 30, 2003.

(4)	Mr. Sharng was granted 75,000 options in January 2002 under the 1988 Plan, which are fully vested, and 200,000 options in July 2002 under the 2002 Plan, which fully vested at the closing of the Honeywell Asset Sale.

(5)	Ms. Austin was granted 5,000 options in July 2001 under the 1988 Plan, which are fully vested, and 25,000 options in July 2002 under the 2002 Plan, which fully vested at the closing of the Honeywell Asset Sale.

(6)	The right to exercise these options expired on January 30, 2003.

Other Employee Benefit Plans

      The Company does not sponsor any defined benefit or actuarial plans. However, the Company does sponsor a 401(k) plan for all eligible employees whereby the Company matched 50% of the employee’s contribution up to 6% of the employee’s base salary during the fiscal year ended December 31, 2002.

      During 2002, the Company provided a medical insurance program for its full-time employees of which it paid 60% of the premium. As of December 31, 2002, the Company did not have any defined benefit retirement or non-contributory pension plans for its employees, officers or directors.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

Option Plans

      1988 Plan. Under the 1988 Plan (which was amended and replaced by the 2002 Plan), an optionee was entitled to exercise the total number of shares (whether or not vested) covered by an option if, among other things, substantially all property and assets of the Company were sold. The Company sold its CCTV division to Honeywell on December 20, 2002, and such sale accelerated the vesting of all unvested options granted under the 1988 Plan.

      2002 Plan. Under the 2002 Plan, a “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board or the board of directors of any successor to the Company; (iii) the Company is merged or consolidated with another corporation and as a result of the merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former Stockholders; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (v) the Company transfers substantially all of its assets to another corporation which is not controlled by the Company.

      Under the 2002 Plan, unless specifically provided otherwise with respect to the Change in Control events in an individual option agreement or restricted stock agreement or in a then-effective written employment agreement between the grantee and the Company or an affiliate, if, during the effectiveness of the 2002 Plan, a Change in Control occurs, (i) each option which is at the time outstanding under the 2002 Plan shall (A) automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights, immediately prior to the specified effective date of such Change in Control, for all of the shares of Common Stock at the time represented by such option and (B) expire 20 days after the Compensation Committee gives written notice to the optionee specifying the terms and conditions of the acceleration of the optionee’s options and (ii) the forfeiture restrictions applicable to all outstanding restricted stock awards shall lapse and shares of Common Stock subject to such restricted stock awards shall be released from escrow, if applicable, and delivered to the grantees of the Awards free of any forfeiture restriction. To the extent that an optionee exercises his option before or on the effective date of the Change in Control, the Company shall issue all Common Stock purchased by exercise of that option, and those shares of Common Stock shall be treated as issued and outstanding for purposes of the Change in Control.

      1997 Plan. No Executive Officer has an outstanding option under the 1997 Plan.

Employment and Severance Arrangements

      General. Apart from Messrs. Broady and Zenger, who had severance arrangements but not employment agreements, the Executive Officers have had written employment agreements (collectively, the “Employment Agreements”). The Executive Officers have had written Employment Agreements with the Company with varying terms and provisions which provide for a one-year term but automatically extend for one-year periods unless otherwise terminated upon 60 days notice prior to the end of each one-year term. The Board may, in its discretion, decide to compensate the Executive Officers at higher rates than those stipulated in the Employment Agreements, and has periodically elected to do so. The Employment Agreements also provide that the Executive Officers are to be reimbursed for reasonable expenses incurred in connection with the Company’s business. The Employment Agreements further provide for standard paid vacations, other health and accident coverage and insurance benefits.

      The Employment Agreements provide for severance benefits to the Executive Officers under certain circumstances. The terms “change of control,” “cause” and “disability” are used in the following description as defined in the Employment Agreements. The Employment Agreements terminate upon the death or disability of the employee. Under the Employment Agreements, if the Company terminates the employment of the Executive Officer without cause, then the Company will continue to pay each Executive Officer compensation and benefits for 18 months after the date of termination. The Company may terminate each of the Executive Officers for “cause” if the employee commits a material breach of the Employment Agreement or any written policies or procedures of the Company, commits any felony, willfully engages in acts that the employee knew or should have known would cause material harm to Company property, goodwill or existing business interests, engages in any violation of any civil law or fails to substantially perform such employee’s duties. Under the Employment Agreements, if the Company terminates the employment of the Executive Officer for cause, then the Executive Officer will not be entitled to severance benefits. Additionally, if the Executive Officer is terminated by the Company for cause, all benefits, including all unexercised and unvested stock options previously granted to the Executive Officer, are cancelled and rendered null and void.

      The Employment Agreements provide that the Executive Officers will not, for a period of one year after termination, work for a competing business, solicit former customers, solicit employees of the Company to terminate employment or disclose confidential or proprietary business information, including, but not limited, to customer/supplier lists and related information.

      In the event that a “change of control” occurs with respect to the Company, and employment is terminated by the Company or by the Executive Officer, the Executive Officer will be entitled to receive compensation and benefits for a period of 18 months from the date of termination, and all unexercised and unvested options become exercisable immediately for the full amount of the optioned shares.

      Niklaus F. Zenger. Mr. Zenger was elected as Joint-Chief Executive Officer of the Company in April 2002. Mr. Zenger entered into a severance agreement with the Company but did not have an employment agreement. The Compensation Committee determined that Mr. Zenger’s compensation would be substantially identical to that of Mr. Broady, who was Joint-Chief Executive Officer of the Company. Mr. Zenger became sole Chief Executive Officer in May 2002 upon the resignation of Mr. Broady, and Mr. Zenger’s base salary was $385,000. Mr. Zenger resigned as Chief Executive Officer of the Company on January 20, 2003. In May 2002, the Compensation Committee approved the execution by the Company of a severance agreement for Mr. Zenger (the “Zenger Severance Agreement”) which provides, among other things, that upon Mr. Zenger’s resignation, Mr. Zenger would be entitled to receive monthly severance compensation equivalent to one-twelfth of his most recent annual base salary for a period of 24 months. The Zenger Severance Agreement was not executed. In December 2002, the Board approved a one-time severance payment of $854,000, $609,400 of which was remitted to Mr. Zenger on December 31, 2002. The remainder, $244,600, was withheld by the Company pending a contemplated purchase by Mr. Zenger of certain source code software (the “Swissource Software”) that he previously purchased from Swissource AG, a Swiss software firm (“Swissource”), on behalf of the Company. As of the date hereof, the sale of the Swissource Software was not consummated, and only $609,400 of the severance payment has been remitted by the Company to Mr. Zenger.

      George K. Broady. Mr. Broady was elected as Joint-Chief Executive Officer of the Company in April 2002. Mr. Broady was Chief Executive Officer of the Company from March 1991 to April 2002. Mr. Broady resigned as Joint-Chief Executive Officer in May 2002 and became Advisor to the Chief Executive Officer until his employment with the Company terminated on December 31, 2002. Mr. Broady’s employment with the Company was subsequently reinstated, as an assistant to the current Chief Executive Officer on special assignments, on April 11, 2003. Mr. Broady did not and currently does not have an employment agreement. Mr. Broady’s compensation in 2002 was determined in the manner described above. Mr. Broady’s base salary of $385,632 in 2002 remained unchanged from 2001.

      In December 2001, the Company and Mr. Broady executed a Severance Agreement (the “Broady Severance Agreement”) which provided that following the termination of Mr. Broady’s employment on December 31, 2002, the Company would thereafter pay Mr. Broady monthly severance compensation equivalent to one-twelfth of his last annual base salary for a period of 36 months (the “Broady Severance Payments”).

      On April 11, 2003, the Compensation Committee authorized the Company to (i) hire Mr. Broady as an employee for one year at a salary of $2,500 per month, (ii) issue Mr. Broady stock options to acquire 300,000 shares of Common Stock at an exercise price equal to the then fair market price of the Common Stock, (iii) pay to Mr. Broady the final 18 months of the Broady Severance Payments in a lump sum, at a discount of 6% per annum, and (iv) pay to Mr. Broady the remaining amount of the Broady Severance Payments on the regular monthly basis pursuant to the Broady Severance Agreement.

      Peter D. Beare. Mr. Beare, the previous President and Chief Operating Officer of the Company, resigned in May 2002 and received from the Company upon his resignation a cash severance payment of $155,000, which was equal to six months of his base salary, and an additional $155,000 payable bi-weekly over six months. In addition, Mr. Beare’s severance agreement provided Mr. Beare with medical insurance until October 31, 2002.

      Wendy S. Diddell. Ms. Diddell’s employment with the Company terminated on December 31, 2002. Ms. Diddell previously served as the Company’s Senior Vice President-Sales. Pursuant to Ms. Diddell’s employment agreement, Ms. Diddell is entitled to receive severance equal to 18 months of her base salary of $183,000, payable monthly. Ms. Diddell is also entitled to continuation of her insurance benefits for the 18-month severance period.

      Chris T. Sharng. Mr. Sharng and the Company executed an employment agreement on December 22, 2001 (the “Sharng Employment Agreement), which renewed for a one-year term on January 1, 2003. Pursuant to the Sharng Employment Agreement, Mr. Sharng is entitled to receive an annual base salary of $192,000. The Sharng Employment Agreement provides that Mr. Sharng would be paid a performance bonus of at least $76,800, or 40% of his then current annual base salary, provided Mr. Sharng does not terminate his employment with the Company prior to the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, which was filed by the Company on April 4, 2003. In addition, Mr. Sharng received a special bonus related to the Honeywell Asset Sale, a payment related to releasing certain change of control provisions in the Sharng Employment Agreement and a retention bonus.

      Karen S. Austin. Ms. Austin and the Company executed a new employment agreement in July 2002 (the “Austin Employment Agreement”). Pursuant to the Austin Employment Agreement, Ms. Austin is entitled to receive an annual base salary of $170,000. In addition, Ms. Austin received a special bonus related to the Honeywell Asset Sale and a payment related to releasing certain change of control provisions in her employment agreement.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth certain information concerning the beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of Common Stock and Series A Preferred Stock as of the Record Date by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock or the outstanding shares of Series A Preferred Stock and their address, (ii) each Executive Officer and director and (iii) all current Executive Officers and directors as a group.

	Common Stock(1)		Preferred Stock(1)

Name	Shares	Percentage	Shares	Percentage

Victoria & Eagle Strategic Fund, Ltd.(2)	2,544,206	17.41%	195,351	100%
George K. Broady(3)	1,689,718	11.49%	—	—
Dimensional Fund Advisors, Inc.(4)	839,100	5.91%	—	—
Niklaus F. Zenger(5)	311,579	2.15%	—	—
Bryan C. W. Tate(6)	321,934	2.24%	—	—
Karen Austin(7)	30,200	*	—	—
Chris T. Sharng(8)	276,000	1.91%	—	—
Peter D. Beare(9)	—	*	—	—
Wendy S. Diddell(10)	1,000	*	—	—
Lance R. Borvansky(11)	—	*	—	—
Ronald F. Harnisch(11)	—	*	—	—
Carlo R. Loi(11)	—	*	—	—
John C. Macaulay(11)	—	*	—	—
All current Executive Officers and directors as a group (7 persons)(12)	628,134	4.29%	—	—

(*)	Less than 1 percent

(1)	Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares shown as beneficially owned.

(2)	The address for Victoria & Eagle Strategic Fund, Ltd., a Cayman Islands company (“VESF”), is P.O. Box 1984 G.T., Elizabethan Square, Grand Cayman, Cayman Islands, British West Indies. Information regarding VESF in the above table is based on an Amended Schedule 13D jointly filed by VESF, George K. Broady, Vance Campbell, Thomas C. Campbell, George Vincent Broady, Lynne B. Kinney, Cantrell Partners, Ltd. Partnership and The Lynn A. Broady, Brunde E. Broady & John M. Broady Suttmeier Opportunity Trust with the SEC on March 17, 2003 (the “Amended Schedule 13D”), a Form 4 filed by VESF with the SEC on February 28, 2003 and a Form 4 filed by VESF with the SEC on April 3, 2003. VESF’s beneficial ownership consists of 2,137,225 shares of Common Stock owned by VESF and 406,981 shares of Common Stock issuable upon conversion of the 195,351 shares of Preferred Stock owned by VESF. In an Amended Schedule 13D filed by VESF in January 2002, it reported that Fabio Conti, Paolo Marmont, Stephen Rumball and Andrea Manzitti were the sole directors and executive officers of VESF and that BIPIELLE Bank (Suisse) S.A. owned 89.13% of VESF’s outstanding stock. The January 2002 Amended Schedule 13D further reported that Messrs. Conti and Marmont were directors of BIPIELLE Bank with Mr. Conti serving as Vice Chairman of BIPIELLE Bank.

(3)	Mr. Broady’s address is 751 Canyon Drive, Suite 100, Coppell, Texas 75019. Includes options to purchase an aggregate of 300,000 shares of Common Stock exercisable within 60 days of the Record Date and 200,000 shares of Common Stock that may be acquired upon exercise of outstanding warrants. Mr. Broady was also granted options to purchase 475,000 shares of Common Stock under the 1988 Plan in January 2002, but such options were not properly exercised and paid for and therefore expired on January 30, 2003. Mr. Broady resigned as Joint-Chief Executive Officer on May 31, 2002, and resigned as a director of the Company on August 6, 2002. Mr. Broady’s employment with the Company terminated on December 31, 2002, but was subsequently reinstated, as an assistant to the current Chief Executive Officer on special assignments, on April 11, 2003.

(4)	The address for Dimensional Fund Advisors, Inc. (“DFAI”) is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. All information regarding DFAI is based on an Amended Schedule 13G filed by DFAI with the SEC in February 2003.

(5)	Mr. Zenger’s address is Thurgauerstrasse 40, Zurich 8011 Switzerland. Mr. Zenger’s beneficial ownership consists of 17,700 shares of Common Stock owned by Mr. Zenger and 293,879 shares of Common Stock Mr. Zenger is required to purchase from the Company. Mr. Zenger’s beneficial ownership does not include 200,000 shares of Common Stock beneficially owned by his spouse. The Company is formally requesting that Mr. Zenger complete the purchase of the 293,879 shares of Common Stock. Mr. Zenger’s beneficial ownership is based on information known to the Company as of December 31, 2002. Mr. Zenger resigned as Chief Executive Officer on January 20, 2003, and as Chairman of the Board on February 5, 2003. Mr. Zenger resigned as a director of the Company on March 8, 2003.

(6)	Includes 34,600 shares held by Digitel Corporation, a corporation of which Mr. Tate is a majority shareholder; 140,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date; and 140,000 grant shares (the “Grant Shares”) issued to Mr. Tate as part of his executive compensation. The Grant Shares vest in two equal installments of 70,000 shares on January 1, 2004 and January 1, 2005, respectively.

(7)	Includes 30,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(8)	Includes 275,000 shares issuable upon exercise of stock options exercisable within 60 days of the Record Date.

(9)	Mr. Beare resigned as President and Chief Operating Officer of the Company on May 3, 2002. Mr. Beare’s beneficial ownership is based on information known to the Company as of December 31, 2002.

(10)	Ms. Diddell resigned as Senior Vice President-Sales of the Company on December 31, 2002. Ms. Diddell’s beneficial ownership is based on information known to the Company as of December 31, 2002.

(11)	All directors, other than Mr. Tate, have only recently joined the Board.

(12)	Includes options to purchase an aggregate of 445,000 shares exercisable within 60 days of the Record Date.

      Messrs. Tate, Borvansky, Harnisch, Loi and Macaulay are directors of the Company, and Ms. Austin and Messrs. Tate and Sharng are Executive Officers.

STOCK PRICE PERFORMANCE GRAPH

     The following chart compares the cumulative total stockholder return on the Common Stock during the five fiscal years ended December 31, 2002, with the cumulative total return on the NASDAQ Stock Market index and the NASDAQ electronic components group index.

     The Company relied upon information provided by the University of Chicago Center for Research in Securities Prices with respect to the peer group stock performance. The Company did not attempt to validate the information supplied to it other than to review it for reasonableness. The comparison assumes $100 was invested on December 31, 1996 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for
American Building Control, Inc.

Produced on 03/19/2003 including data to 12/31/2002

OTHER COMPANY MATTERS

      On October 23, 2001, Mr. Broady and Mr. Zenger executed a Share Purchase Agreement (the “Preferred Stock Agreement”) pursuant to which Mr. Broady sold to Mr. Zenger all 195,351 shares (the “Preferred Shares”) of Series A Preferred Stock owned by Mr. Broady. Mr. Zenger subsequently transferred certain of the Preferred Shares to VESF and Mr. Zenger’s spouse. The Preferred Shares are convertible into 406,981 shares of Common Stock. Each Preferred Share entitles the holder to 16.667 votes on all matters submitted to a vote of the Stockholders. The Preferred Shares therefore represent 3,255,915 votes on all matters submitted to the Stockholders.

      On January 28, 2002, VESF, Mr. Zenger and Myriam Hernandez, Mr. Zenger’s wife, filed an amended Schedule 13D (the “Schedule 13D”) with the SEC. According to the Schedule 13D, VESF is an international asset management group whose primary business is strategically investing in foreign markets to achieve long-term capital growth. In the Schedule 13D, VESF reported that it had privately purchased 2,120,000 shares of Common Stock from Mr. Zenger. The Schedule 13D also reported that Mr. Zenger and VESF executed a Voting Rights Agreement pursuant to which VESF agreed to transfer the voting rights to the 2,120,000 shares of Common Stock to Mr. Zenger in exchange for Mr. Zenger’s commitment to vote such shares in accordance with instructions received from VESF. VESF also reported in the Schedule 13D that it had agreed to execute and deliver a voting proxy for such shares in favor of Mr. Zenger or any party designated by Mr. Zenger. The Company believes that Mr. Zenger no longer has any voting rights, contractual or otherwise, with respect to shares of the Company’s capital stock owned by VESF.

      According to the Schedule 13D, on January 16, 2002, Mr. Zenger transferred 130,233 and 32,559 shares of Preferred Stock, respectively, to VESF and Ms. Hernandez in exchange for the same purchase price per share previously delivered to Mr. Broady. Mr. Zenger subsequently received a voting proxy from Ms. Hernandez to vote her shares of Series A Preferred Stock for six months and entered into an agreement with VESF granting Mr. Zenger the right to vote VESF’s shares of Series A Preferred Stock for six months commencing on January 16, 2002. According to a Form 4 filed by VESF with the SEC on February 28, 2003 (the “Form 4”) and the Amended Schedule 13D, VESF purchased 65,188 shares of Series A Preferred Stock from Ms. Hernandez on February 26, 2003. Immediately following this transaction, according to the Form 4 and the Amended Schedule 13D, VESF had direct beneficial ownership over all 195,351 shares of Series A Preferred Stock issued and outstanding.

Transactions with Management and Others

      During 2002, Niklaus F. Zenger authorized the execution of a lease for premises in Zurich, Switzerland (the “Zurich Lease”). A portion of the premises covered by the Zurich Lease were subleased to Red Cube Finance, an affiliate of Red Cube International (“Red Cube”), pursuant to an oral lease. The Company is aware that Mr. Zenger was affiliated with Red Cube. The Company is not aware of the specific nature of Mr. Zenger’s relationship with Red Cube.

      During 2002, Mr. Zenger authorized the Company’s purchase of certain furniture and computer equipment for $154,498 for the Zurich office. The Company subsequently became aware of allegations that Mr. Zenger was related to the entities that sold the furniture and equipment to the Company. The Company has retained a private investigator in Switzerland to investigate Mr. Zenger’s relationship with these entities.

      During 2002, Mr. Zenger authorized the purchase and payment of the Swissource Software from Swissource for $240,000, payable in cash. Based on information subsequently available to the Company, the Company believes that Mr. Zenger could be related to Swissource. The Company has retained a private investigator in Switzerland to investigate Mr. Zenger’s relationship with Swissource.

      In connection with the Company’s payment of the severance payments to Mr. Zenger in December 2002, Mr. Zenger agreed that he would purchase the Swissource Software from the Company for $240,000 plus 6% interest from the date the Company originally purchased the Swissource Software. The total amount of this contemplated purchase by Mr. Zenger as of December 2002 was $244,600. The Company retained the $244,600 from Mr. Zenger’s severance that he otherwise would have received in December 2002. The Board generally agreed to the terms of the Company’s purchase of the Swissource Software, but required that Mr. Zenger deliver the Swissource Software to the Company so that the Company would have the qualities and value of the Swissource Software determined. As of the date hereof, Mr. Zenger has not delivered the Swissource Software to the Company, and the Company continues to retain the $244,600. On April 1, 2003, the Board formally adopted a resolution authorizing Management to formally pursue any rights and remedies that the Company may have against Mr. Zenger as a result of the foregoing.

Change In Control; Changes in the Board

      In March and April 2002, Vince Broady and Ronald F. Harnisch, respectively, resigned from the Board. Niklaus F. Zenger, Gerard Codeluppi and Michael Morris were elected to the Board in March 2002 and April 2002. Peter D. Beare, Alastair Gunning and George K. Broady separately resigned from the Board during 2002. Oliver Stahel was elected to the Board in August 2002. In February 2003, Messrs. Codeluppi, Morris and Stahel resigned from the Board. Lance R. Borvansky, Ronald F. Harnisch and Carlo R. Loi were elected to the Board in January 2003, and Mr. Zenger subsequently resigned from the Board in March 2003. In March 2003, John C. Macaulay was elected to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s officers and directors and 10% holders of Common Stock or securities convertible into Common Stock, to file with the SEC reports of ownership and reports of changes in ownership in Common Stock. Such officers, directors and 10% holders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company and written representations that no other forms were required during the 2002 fiscal year, the Company believes that all Section 16(a) filing requirements were complied with.

Stockholder Proposals

      Stockholders may submit proposals on matters appropriate for Stockholder action at the next annual meeting of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2004 Annual Meeting of Stockholders, such proposals must be received by the Company not later than January 21, 2004. Such proposals should be directed to American Building Control, Inc., 1301 Waters Ridge Drive, Lewisville, Texas 75057 Attention: Corporate Secretary.

THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 (THE “ANNUAL REPORT”) ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE DEEMED PART OF THIS PROXY STATEMENT.

By Order of the Board of Directors,

By: /s/ CHRIS T. SHARNG

Chris T. Sharng
Senior Vice President, Chief Financial
Officer & Secretary

Lewisville, Texas

May 22, 2003

EXHIBIT A

FORM OF CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
AMERICAN BUILDING CONTROL, INC.

      Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), American Building Control, Inc., a corporation organized and existing under and by virtue of the DGCL, has adopted the following Certificate of Amendment to its Certificate of Incorporation:

ARTICLE ONE

      The name of the corporation is American Building Control, Inc. (the “Corporation”).

ARTICLE TWO

      The following amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was duly adopted by resolution of the Board of Directors of the Corporation on                     , 2003. The Amendment was adopted by the stockholders of the Corporation at a meeting of the stockholders duly called and held on June 6, 2003.

      The Amendment adds an Article 12 to the Certificate of Incorporation. The Amendment effects a [two-for-one to ten-for-one] reverse stock split of the Corporation’s Common Stock, par value $0.01 per share. Article 12 reads in its entirety as follows:

“12.	Each share of Common Stock outstanding immediately prior to , 2003 (the “Effective Time”), shall be reclassified into [one-half (1/2) to one-tenth (1/10)] of a share of Common Stock automatically and without any action by the holder thereof upon the Effective Time, such that the shares of Common Stock outstanding immediately prior to the Effective Time shall, after the Effective Time, be combined into shares of Common Stock. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of the Common Stock as determined by the Board of Directors of the Corporation.”

ARTICLE THREE

      No change in the par value of the Common Stock or in the number of the Corporation’s authorized Common Stock is effected hereby.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this            day of                     , 2003.

AMERICAN BUILDING CONTROL, INC.

By:

Bryan C. W. Tate
Chief Executive Officer

A-1

EXHIBIT B

AMENDMENT TO BY-LAWS
OF
AMERICAN BUILDING CONTROL, INC.

      The following amendment to the By-Laws of American Building Control, Inc. (the “Company”) was adopted by the Board of Directors of the Company on April 1, 2003 and approved by the stockholders of the Company on June 6, 2003. The following Article II, Section 4 amends and restates the existing Article II, Section 4 of the By-Laws in its entirety to read as follows:

Section 4. Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called at any time by order of the Board of Directors and shall be called by the President, the Board of Directors or at the request in writing of the holders of not less than twenty-five percent (25%) of the voting power represented by all the shares issued, outstanding and entitled to be voted at the proposed special meeting, unless the Certificate of Incorporation provides for a different percentage, in which event such provision of the Certificate of Incorporation shall govern. Such request shall state the purpose or purposes of the proposed special meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice.

B-1

EXHIBIT C

AMERICAN BUILDING CONTROL, INC.

AUDIT COMMITTEE CHARTER

I.     PURPOSE

      The primary function of the Audit Committee is to assist the Board of Directors (the “Board”) of American Building Control, Inc. (the “Company”) in fulfilling its oversight responsibilities for:

1.	The integrity of the Company’s financial statements and other financial information provided by the Company to any governmental body or the public.

2.	The Company’s compliance with legal and regulatory requirements.

3.	The independent auditor’s independence.

4.	The performance of the internal audit function and the Company’s independent auditors.

5.	The existence of the Company’s systems of internal controls over finance, accounting, legal compliance and ethics that management and the Board have established, including the Company’s auditing, accounting and financial reporting processes. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

II.     COMPOSITION

      The Audit Committee, as determined by the Board, shall be comprised of at least three independent directors. Each Audit Committee member shall be a member of the Company’s Board and be independent — free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. To be considered independent, members of the Audit Committee may not accept any compensation from the Company (or any of its subsidiaries) other than the regular Board or Audit Committee fees or reimbursed expenses.

      All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

      At least one of the Audit Committee members will be designated as an audit committee financial expert. “Audit committee financial expert” is defined as a person who has the following attributes:

1.	An understanding of generally accepted US accounting principles and financial statements;

2.	Experience in the preparation or auditing of financial statements of generally comparable companies and the application of such principles in connection with the accounting for estimates, accruals, and reserves;

3.	Experience with internal controls; and

4.	An understanding of audit committee functions.

      An audit committee financial expert must have acquired such attributes through any one or more of the following: (1) Education and experience as a public accountant, auditor, principal financial officer, controller, principal accounting officer or similar function of a public company, or (2) experience actively supervising such persons, or (3) experience overseeing those preparing, auditing or evaluating financial statements, or (4) other relevant experience.

      The members of the Audit Committee shall be elected by the Board at the annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee.

III.     AUTHORITY

      The Audit Committee has the authority to conduct or authorize investigations into any matter within its scope of responsibility. It is empowered to:

¢	Appoint, discharge, compensate, and oversee the work of the public accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work. This firm will report directly to the Audit Committee.

¢	Oversee the work of the internal audit function in conjunction with the Chief Financial Officer.

¢	Resolve any disagreements between management and any of the Company’s auditors regarding financial reporting.

¢	Pre-approve all auditing and permitted non-audit services (including underwriting comfort letters) performed by the Company’s external audit firm.

¢	Investigate any matter brought to its attention and shall have full access to the books, records and personnel of the Company.

¢	Retain independent counsel, accountants, or others to advise the Audit Committee or assist in the conduct of an investigation, the fees and expenses of such counsel and experts to be paid by the Company.

¢	Seek any information it requires from employees — all of whom are directed to cooperate with the Audit Committee’s requests — or external parties.

¢	Meet with Company officers, external auditors, internal auditors, inside or outside counsel, as necessary.

IV.     MEETINGS

      The Audit Committee shall meet at least four times a year with the authority to convene additional meetings as circumstances warrant. All Audit Committee Members are expected to attend each meeting, in person or via tele-or videoconference. The Audit Committee will meet at least annually with the manager of the internal audit function and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee, or at least its Chair, should meet with the independent accountants and management quarterly to review the Company’s financial information. Minutes of each meeting will be prepared.

V.     RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties the Audit Committee shall:

     Financial Statements

1.	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

•	Complex or unusual transactions and highly judgmental areas

•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principals

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company

Consider and approve, in conjunction with management, major changes to the Company’s auditing, and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

2.	Review analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues, and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

3.	Review with management, the internal audit department and the external auditors the results of any audit, including any difficulties encountered. This review will include any restrictions on the scope of the audit independent auditor’s activities or on access to requested information, and any significant disagreements with management.

4.	Discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.	Review disclosures made by the CEO, CFO, and the Disclosure Review Committee during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

6.	Review earnings press releases (particularly use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and ratings agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The Audit Committee does not need to review each release in advance.

7.	Review with management, the internal audit department, and the external auditors, the memorandum of advisory comments required under Statement of Auditing Standard No. 61.

Internal Control

1.	Consider the effectiveness of the Company’s internal control system, including information technology security and control.

2.	Ensure that management has:

A.	Established and maintains internal controls within the Company

B.	Designed internal controls to determine that material information relating to the Company and its consolidated subsidiaries is made known to such officers by others within those entities

C.	Evaluated the effectiveness of the Company’s internal controls as of a date within 90 days prior to the Exchange report

D.	Presented in their report, their conclusions about the effectiveness of their internal controls based on their evaluation as of that date

E.	Disclosed to the Audit Committee, all significant deficiencies in the Company’s internal controls and have identified for the Company’s auditors any material weaknesses in internal controls

F.	Disclosed any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3.	Understand the scope of internal and external auditor’s review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

4.	Review with the independent accountants, the internal auditing department, and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee or required by law, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.)

Internal Audit

1.	Review with management and the internal audit department, the plans, activities, and staffing needs of the internal audit function.

2.	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment or replacement of an individual to serve as the director of the Company’s internal audit function.

3.	On a regular basis, meet separately with the Company’s director of internal audit to discuss any matters that the Audit Committee or the director of the Company’s internal audit believes should be discussed privately.

External Audit

1.	Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the external auditors. In performing this review, the Audit Committee will at least annually, obtain and review a report by the independent auditor describing:

A.	The internal quality-control procedures

B.	Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues

C.	Assess all relationships between the independent auditor and the Company

2.	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

3.	Present its conclusions with respect to the independent auditor to the full Board.

4.	Set clear hiring policies for employees or former employees of the independent auditors.

5.	On a regular basis, meet separately with the external auditors to discuss any matters that the Audit Committee or auditors believe should be discussed privately.

Compliance

1.	Review the effectiveness of the system for monitoring compliance with laws and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

2.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.	Review the findings of any examinations by regulatory agencies, and any auditor observations.

4.	Review the process for communicating the code of conduct to Company personnel, and for monitoring compliance therewith.

5.	Obtain regular updates from management and the Company’s legal counsel regarding compliance matters including securities trading policies.

6.	Review, with the Company’s legal counsel, any legal matters that could have a significant impact on the Company’s financial statements.

Reporting Responsibilities

1.	Regularly report to the Board about Audit Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function.

2.	Provide an open avenue of communication between internal audit, the external auditors, and the Board.

3.	Report annually to the shareholders in the Company’s proxy statement that the Audit Committee has:

A.	Reviewed and discussed the audited financial statements with management.

B.	Discussed with the independent auditor, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with the Audit Committees, as amended, and Statement on Auditing Standards No. 71, Interim Financial Reporting, as amended.

C.	Reviewed any written disclosures from the auditor regarding the auditor’s independence required by Independence Standards Board Standard No. 1, as amended, and discussed with the independent auditors the auditor’s independence.

D.	Based on the reviews and discussions with management and the independent auditor, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

E.	Described the Audit Committee’s composition, responsibilities and how they were discharged, approval of non-audit services and other pertinent information.

4.	Review of any reports the Company issues that relate to Audit Committee responsibilities.

Other Responsibilities

1.	Discuss with management the Company’s major policies with respect to risk assessment and risk management.

2.	Perform other activities related to this Charter, the Company’s by-laws, or governing law as requested by the Board.

3.	Review and assess the adequacy of this Charter annually, requesting Board approval for proposed changes, and ensure appropriate disclosure as may be required by applicable law or regulation.

4.	Confirm annually that all responsibilities in this Charter have been carried out.

5.	Evaluate the Audit Committee’s and individual members’ performance at least annually.

VI.     SAFE HARBOR

      While Audit Committee has the functions set forth in this Charter, it is not the responsibility or fiduciary duty of the Audit Committee to determine that the Company’s financial statements are prepared accurately and completely and in accordance with generally accepted accounting principles. Additionally, it is not the Audit Committee’s duty to assure that management, the independent auditors of the Company, or the Company’s legal counsel are in compliance with all applicable laws and regulations. When performing its duties, the Audit Committee is only obligated to rely on the advice and information it receives from management, the independent auditors, legal counsel, or other experts retained by the Audit Committee in connection with its responsibilities.

VII.     EFFECTIVE DATE

      This Charter has been approved and adopted by the Audit Committee of the Company on March 26, 2003 and is effective for all fiscal years of the Company beginning on or after January 1, 2003.

AMERICAN BUILDING CONTROL, INC. PROXY CARD

     The undersigned hereby (i) acknowledges receipt of the Notice of Annual Meeting of Stockholders of American Building Control, Inc. (the “Company”) to be held at 1301 Waters Ridge Drive, Lewisville, Texas 75057, on June 6, 2003, at 9:00 a.m., central daylight time, and the Proxy Statement in connection therewith; and (ii) appoints Chris T. Sharng and Karen S. Austin, and each of them, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock and Preferred Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that his or her proxy be voted as follows:

(a)	To elect five directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified.

☐ FOR ALL
☐ AGAINST ALL
☐ FOR ALL, EXCEPT VOTE WITHHELD FOR THE FOLLOWING:

(b)	To authorize the Company’s Board of Directors, in its discretion, should it deem it to be appropriate and in the best interests of the Company and its stockholders, to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock by a ratio of between 1-for-2 and 1-for-10, inclusive, without further approval or authorization of the Company’s stockholders.

☐ FOR ☐ AGAINST ☐ ABSTAIN

(c)	To approve an amendment to the Company’s By-Laws, Article II, Section 4, to increase the ownership percentage required to call a special stockholders meeting from 10% to 25% of the voting power represented by all shares issued, outstanding and entitled to be voted at a proposed special stockholders meeting.

☐ FOR ☐ AGAINST ☐ ABSTAIN

(d)	To approve the appointment of Grant Thornton LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.

☐ FOR ☐ AGAINST ☐ ABSTAIN

(e)	To transact such other business as may properly come before the meeting or any adjournment thereof.

☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO ABOVE.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such Common Stock and Preferred Stock and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Signature:	Printed Name:	Dated:

Please date this Proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy should be signed by a duly authorized officer. Please complete, date, sign and mail this Proxy in the enclosed envelope. No postage is required if mailed in the United States.